Exhibit 99.1

Aeluma, Inc. Closes $6 Million Oversubscribed Common Stock Only Private Placement

GOLETA, CA – May 11, 2023 - Aeluma, Inc. (OTCQB:ALMU), a semiconductor company specializing in scalable, cost-effective sensor technologies for advanced LiDAR solutions, announced today it has received gross proceeds totaling approximately $6.05 Million following the final closing of a private placement of the Company’s common stock at $3.00 per share.

Commenting on the announcement, Aeluma CEO, Jonathan Klamkin, Ph.D., stated, “We experienced oversubscribed demand for our offering. The resulting investment substantially extends our runway to further develop and commercialize our proprietary, disruptive semiconductor technology for LiDAR, communications, and other applications.”

GP Nurmenkari, Inc. (as consulted by Intuitive Venture Partners) served as the placement agent for the first three closings of the offering. Network 1 Financial Securities, Inc. served as the placement agent for the final close, which was held on May 10, 2023.

The securities issued and sold in the private placement have not been registered under the Securities Act of 1933 as amended (the “Securities Act”) or any state or other jurisdiction’s securities laws, and may not be resold absent registration under, or exemption from registration under, the Securities Act.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities nor shall there by any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Aeluma, Inc.

Aeluma (www.aeluma.com) develops novel optoelectronic devices for sensing and communications applications. Aeluma has pioneered a technique to manufacture devices using high performance compound semiconductor materials on large-diameter silicon wafers that are commonly used for mass market microelectronics. The technology has the potential to enhance performance and provide a path to cost-effective, large-scale manufacturing, both of which are critical for future LiDAR and other sensor applications. Aeluma is developing a streamlined business model from its headquarters in Goleta, CA that has a state-of-the-art manufacturing cleanroom.

Forward-Looking Statements

All statements in this press release that are not historical are forward-looking statements, including, among other things, statements relating to the Company's expectations regarding its market position and market opportunity, expectations and plans as to its product development, manufacturing and sales, and relations with its partners and investors. These statements are not historical facts but rather are based on the Company's current expectations, estimates, and projections regarding its business, operations and other similar or related factors. Words such as "may," "will," "could," "would," "should," "anticipate," "predict," "potential," "continue," "expect," "intend," "plan," "project," "believe," "estimate," and other similar or related expressions are used to identify these forward-looking statements, although not all forward-looking statements contain these words. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, and assumptions that are difficult or impossible to predict and, in some cases, beyond the Company's control. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to revise or update information in this release to reflect events or circumstances in the future, even if new information becomes available.

Company Contact:

Aeluma, Inc.
(805) 351-2707
info@aeluma.com

Investor Contact:

The Del Mar Consulting Group, Inc.
Robert Prag, President
(858) 794-9500
bprag@delmarconsulting.com